Exhibit 10.9.1

[Translatio of Chinese original]	Execution Version

Investment Framework Agreement

By and among
Redgate Interactive Advertising (Beijing) Co., Ltd.
All Natural Persons Listed in Appendix I
And
Shanghai FLOG Media Culture Co., Ltd.
November 24, 2007
Shanghai Office
King & Wood PRC Lawyers

Table of Contents

Article Heading		Page

1.	Definitions	1
2.	Capital Increase	2
3.	The Company’s Further Restructuring and Subsequent Equity Transfer	6
4.	Non-competition Commitment	7
5.	Intellectual Properties	7
6.	Equity Transfer	8
7.	Board of Directors	8
8.	Use of Investment Proceeds	8
9.	Representations and Warranties	8
10.	Provision of Information Materials	9
11.	Confidentiality	9
12.	Assignment	10
13.	Governing Law and Dispute Settlement	10
14.	Notice	11
15.	Expenses	12
16.	Entire Agreement	12
17.	Severability	12
18.	Waiver	13
19.	Liability for Breach of Contract	13
20.	Language	13
Appendix I Existing Shareholders		1
Appendix II Form of Capital Increase Agreement		1
Appendix III Articles of Association		2
Appendix IV Form of Non-competition Agreement		2

The Agreement was duly executed by the following parties hereto in Beijing, China on November 24, 2007:
(1)	Redgate Interactive Advertising (Beijing) Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with its registered address at Rm. B-1807-B, Jianwai SOHO No. 23 Building (South Tower), No. 39 East 3rd Ring Road Central, Chaoyang District, Beijing, China (“Investor”);

(2)	All natural persons listed in Appendix I (“Existing Shareholders”); and

(3)	Shanghai FLOG Media Culture Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with its registered address at Rm. 115, No. 2126 Zhengnan, Donghai Village, Caojing Town, Jinshan District, Shanghai, China (“Company”).
(The Investor, the Existing Shareholders and the Company are collectively referred to as the “parties” and individually as a “party”.)
Whereas:
(A)	The Investor is a wholly-foreign-owned limited liability company incorporated and existing in accordance with the laws of China and engages in advertisement-related businesses.

(B)	The Company is a limited liability incorporated on January 16, 2007 in accordance with the Company Law of the People’s Republic of China and the relevant laws and regulations of China, with a registered capital of RMB683,100. The Company’s scope of business covers: planning and consulting of cultural and art programs, business consulting (except for brokerage), design, production and consigned release of advertisements, conference and exhibition services (subject to the applicable licenses in connection with restricted businesses). The Company’s Existing Shareholders include Baohe Meng (54.56%), Chunhong Xu (13.64%), Ting Wang (5%) and Zhihong Zhang (26.8%).

(C)	The Investor desires to invest in the Company according to the terms and conditions hereof and reorganize the Company before the listing at the overseas so as promote the long-term development of the Company and achieve the investment returns.

(D)	In consideration of the time and the status quo of the legal and approval practice in China, the parties hereto intend to complete, in steps, the reorganization at home and overseas.

(E)	The parties hereto agree to make certain representations, warranties and undertakings according to the provisions hereof.
Therefore, in line with the equal and mutual-benefit principle, upon amiable negotiation, the parties hereto have reached the following agreement regarding the investment-related arrangements in accordance with the Company Law of the People’s Republic of China, the Administrative Regulations of the People’s Republic of China for Registration of Companies and other relevant laws and regulations of China:
1.	Definitions

1.1	In the Agreement, the following terms shall have the following meanings:

“Senior Management Personnel” refers to Baohe Meng, Ting Wang, Yulong Zhang, Xiaohua Fu, Jing Yang and Xiaodong Lan;

“Related Party” refers to any company, partner or other entity that directly or indirectly controls the party, is directly or indirectly controlled by the party or is directly or indirectly under the common control with the party; if the party is a natural person, it refers to its spouse or relative. (For the purpose of this definition, the term “control” refers to having the control right over the party by holding, directly or indirectly, the party’s voting rights or through agreement or other arrangements);
“Capital Increase” refers to the subscription by the Investor of the Company’s 10.71% capital increase according to the Capital Increase Agreement;

“Completion of Capital Increase” is defined as in the Capital Increase Agreement;

“Capital Increase Agreement” refers to the Company’s Capital Increase Agreement signed by the parties hereto on the date of the Agreement, according to which the Investor shall subscribe for the Capital Increase from the Company and its form is shown in Appendix II to the Agreement;

“Year” refers to, for the purpose of the Agreement, the period from December 1 of the current year to November 30 of the next year;

“Market Price of Listed Company’s Stock” refers to the average closing price of the stock of the Listed Company (definition of which is shown below) for thirty (30) trading days before the Offered Shares (definition of which is shown below) are issued;

“Licensing” refers to the permit, consent, order, confirmation, allowance, license, approval, and authorization of a third party or relevant governmental authority necessary for the Company to engage in its businesses;

“Business Day” refers to any day banks in China are open to the public for business (except for Saturday, Sunday and public holidays);

“Restated Articles of Association” refers to the Company’s revised articles of association signed by the Investor and the Existing Shareholders in China according to the Capital Increase Agreement;

“Governmental Approval” refers to any approval of the relevant departments of the Chinese government, including the local governments, on the Capital Increase Agreement and the Restated Articles of Association as required according to law;

“China”, for the purpose of the Agreement, refers to the mainland of the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region.

“Capital Increase Amount” refers to the capital increase amount of RMB fifteen million (RMB15,000,000) to be subscribed for by the Investor from the Company.

1.2	Headings

The headings of all articles are inserted only for the reference and shall not affect the interpretation of the Agreement.

1.3	Appendices

Appendices consist of all the appendices listed in the Table of Contents hereof, constituting an integral part of the Agreement and bearing the same legal force as the Agreement.

1.4	Capital Increase Agreement

Unless otherwise defined herein or specified in the context, the terms used herein shall bear the same meaning as those in the Capital Increase Agreement.

2.	Capital Increase

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2.1	The Investor and the Existing Shareholders agree to sign, on the date of the Agreement and according to the provisions of the Agreement, the Capital Increase Agreement in the form as shown in Appendix II hereto and the Company’s Articles of Association as shown in Appendix III hereto, regarding the Capital Increase to the Company under the Agreement, and complete the following Capital Increase formalities of the Company according to the terms and conditions specified in the Capital Increase Agreement:
(1)	The Capital Increase Amount contributed by the Investor to the Company amounts to RMB fifteen million (RMB15,000,000), of which RMB eighty-one thousand nine hundred thirty-five (RMB81,935) shall be accounted into the Company’s registered capital and the balance of RMB fourteen million nine hundred and eighteen thousand sixty-five (RMB14,918,065) shall be accounted into the Company’s capital reserve. Upon Completion of the Capital Increase, the Company’s shareholders, their contribution amounts and proportion of the equity interest shall be as shown in the following table:

	Contribution Amount	Ratio of Registered
Name of Shareholders	(RMB)	Capital
Redgate Interactive Advertising (Beijing) Co., Ltd.	81,935	10.71%
Baohe Meng	372,700	48.72%
Chunhong Xu	93,200	12.18%
Ting Wang	34,100	4.46%
Zhihong Zhang	183,100	23.93%

Total:	765,035	100%

(2)	The parties hereto agree that within seven (7) Business Days upon signing the Capital Increase Agreement, the Investor shall:
(a)	Remit RMB eighty-one thousand nine hundred thirty-five (RMB81,935) (equal to the Company’s increased registered capital) into the RMB bank account designated by the Company. Upon receipt of the above amount, the Company shall carry out the capital verification and apply for registration of such alteration so as to reflect the above Capital Increase; and

(b)	Remit RMB four million nine hundred eighteen thousand sixty-five (RMB4,918,065) into the Co-Managed Account (as defined in the Capital Increase Agreement). Within three (3) Business Days upon Completion of the Capital Increase, such amount shall be remitted into the RMB bank account designated by the Company.
(3)	Within three (3) Business Days upon fulfilment (or the Investor’s waiver) of the Conditions Precedent specified in the Capital Increase Agreement, the Company shall provide the Investor with the relevant certification document and issue a written notice to the Investor. Within three (3) Business Days upon delivery of such notice, the parties hereto shall jointly confirm in writing whether the Conditions Precedent have been fulfilled.

(4)	The Investor shall pay the balance of the Capital Increase Amount to the Company’s designated RMB bank account according to the following schedule:
(a)	Within one (1) month upon Completion of the Capital Increase, pay 1/3 of the Capital Increase Amount, namely, RMB five million (RMB5,000,000);

(b)	Within two (2) months upon Completion of the Capital Increase, pay 1/6 of the Capital Increase Amount, namely, RMB two million five hundred thousand (RMB2,500,000); and

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(c)	Within three (3) months upon Completion of the Capital Increase, pay 1/6 of the Capital Increase Amount, namely, RMB two million five hundred thousand (RMB2,500,000);
(5)	In case of failure to fulfil the Conditions Precedent specified in Article 3.1 within three (3) months upon signing the Capital Increase Agreement or before another date as agreed upon by the parties hereto, the parties hereto shall negotiate amicably. In the event that no agreement is reached within fifteen (15) days, the Investor shall not be required to proceed with the Completion of the Capital Increase and may decide, at its own discretion, to notify the Company and the Existing Shareholders in writing:
(a)	To terminate the Capital Increase Agreement without taking any liability and request the Company to refund the Capital Increase Amount already paid by the Investor (if any) and pay the Investor a liquidated damage equal to the Capital Increase Amount already paid (if any). In addition, the Company and the Existing Shareholders shall assist the Investor in completing all the necessary formalities for refunding such Capital Increase Amount in the Co-Managed Account (including but not limited to presenting the seal of the Company’s legal representative (i.e., Baohe Meng) and executing all the necessary documents); where the industrial and commercial registration has been completed for the Capital Increase and the Company has refunded the Capital Increase Amount and paid the aforementioned liquidated damage, the Investor shall sign, with the Existing Shareholders, the relevant legal documents and transfer, without any consideration, the Company’s equity interest held by it to the Existing Shareholders respectively according to their shareholding proportion; or

(b)	To comlete the performance of the Agreement by a later date on the premise that the Company and the Existing Shareholders can fulfill all their unfulfilled obligations (including the fulfillment of the relevant Conditions Precedent). The Investor may: (i) specify one or more dates for the Company and the Existing Shareholders to complete the unfulfilled obligations; (ii) exempt the Company and/or the Existing Shareholders from part of their unfulfilled obligations and specify a date for the Company and the Existing Shareholders to fulfil the remaining unfulfilled obligations; or (iii) exempt the Company and/or the Existing Shareholders from all the unfulfilled obligations; or

(c)	To extend the fulfillment of the Agreement to another date it may specify in such notice. Under such circumstance, where the Company or the relevant Existing Shareholders fail again to perform their obligations prior to or on the later date, the provisions of Article 2.1(5) shall apply.
(6)	In the event the Investor fails to or cannot pay any instalment of the Capital Increase Amount as per schedule specified herein, the Existing Shareholders and the Company agree to grant a grace period of fifteen (15) days; where the Investor fails to pay the amount payable upon expiration of such extended period, the parties hereto shall negotiate amicably. Where no agreement is reached within fifteen (15) days, the Existing Shareholders and the Company may decide, at their own discretion, to notify in writing the Investor:
(a)	To terminate the Agreement without taking any liability and refunding the Capital Increase Amount already paid by the Investor (if any). In addition, the Investor shall assist the Existing Shareholders and the Company in completing all the necessary formalities (including executing all the necessary documents) for withdrawing and receiving such Capital Increase Amount in the Co-Managed Account; where the industrial and commercial registration has been then completed for the Capital Increase, the Investor shall sign, with the Existing Shareholders, the relevant legal documents and transfer, without any consideration, the Company’s equity interest held by it to the Existing Shareholders respectively according to their shareholding proportion; or

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(b)	To complete the performance of the Agreement by a later date on the premise that the Investor can fulfill all its unfulfilled obligations; or

(c)	To extend the Investor’s payment obligation to another date it may specify in such notice. Under such circumstance, where the Investor fails again to perform its payment obligation prior to or on the later date, the provisions of Article 2.1(6) shall apply.
2.2	In consideration of the Company’s net asset value, historical performance, market share and other factors (especially the information already disclosed by the Existing Shareholders and the Company to the Investor), the estimated value of the Company’s equity interest upon Completion of the Capital Increase shall be calculated as per the following formula: value of the Company’s total equity interest = 7× RMB twenty million (RMB20,000,000), namely, the forecasted net profit after tax for 2007 (from December 1, 2007 to November 30, 2008) as audited by the auditor according to the US Accounting Standards = RMB one hundred forty million (RMB140,000,000).

2.3	In the event that the Company’s actual profit after tax for 2007 as audited is less than the above forecasted amount, the estimated equity interest value shall be appropriately adjusted downward and the Company shall not be required to refund the surplus to the Investor, but the Company’s shareholding proportion shall be adjusted as follows:

The Investor’s share of the equity interest:

(RMB15 million / Actual Profit after Tax for 2007 as audited × 7) × 100%

The Existing Shareholders shall make an equity transfer, without any consideration, to the Investor for completion of the above adjustment.

The Existing Shareholders’ share of the equity interest:

1 - (RMB15 million /Actual Profit after Tax for 2007 as audited × 7) × 100%

2.4	In the event that the Company’s actual profit after tax for 2007 as audited is more than the above forecasted amount, the estimated equity interest value shall be appropriately adjusted upward and the Capital Increase Amount to be paid by the Investor for subscription of the Capital Increase shall be: (Actual Profit after Tax for 2007 as audited × 7) × 10.71%, the difference of which with the Capital Increase Amount shall be made up by the Investor and the shares of the Investor and all Existing Shareholders in the Company’s equity interest shall remain unchanged.

2.5	Notwithstanding the provisions of Article 2.4 above, where the Company’s actual profit after tax for 2007 as audited is more than RMB25 million, the Investor shall not be required to pay any additional Capital Increase Amount for the portion exceeding RMB25 million and its share in the Company’s equity interest shall remain unchanged.

2.6	For the avoidance of doubt, the auditor specified above for auditing the Company’s profit after tax shall be PricewaterhouseCoopers or any international chartered accountants firm with equal reputation or any auditing body with relevant qualification and excellent market reputation as agreed separately in writing by the parties hereto.

2.7	In case of any adjustment in the Company’s equity shares or investment funds as specified herein, the Existing Shareholders and the Company shall cooperate with the Investor in obtaining at the earliest all the Governmental Approvals and completing all the necessary formalities with the relevant governmental authorities according to the law of China.

2.8	Notwithstanding the provisions of Article 2.3 above, where the Company’s actual profit after tax for 2007 as audited is a negative value, the Investor shall have the right to require the Existing Shareholders to refund the total Capital Increase Amount. Under such circumstance, the Agreement, the Capital Increase Agreement and the Restated Articles of Association shall be all

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immediately terminated and the Existing Shareholders and the Company shall cooperate with the Investor in completing all the necessary formalities for refunding the Capital Increase Amount, and the Investor shall sign, with the Existing Shareholders, the relevant legal documents and transfer, without any consideration, its share in the Company’s equity interest to their Existing Shareholders according to the shareholding proportion.

2.9	Except for the circumstance specified Article 2.1(5) hereof, in the event that prior to Completion of the Capital Increase, one party commits any material breach of the representations and warranties made herein or in the Capital Increase Agreement or other obligations in the Capital Increase Agreement or herein, and within thirty (30) days from the date on which the performing party serves a written notice to the defaulting party, the defaulting party still fails to take any action to rectify its default, on the premise of not affecting other rights under the Agreement, any performing party shall have the right to, upon notifying in writing other parties hereto, immediately terminate the Agreement, the Capital Increase Agreement and the Restated Articles of Association and require the defaulting party to undertake the relevant default liabilities with reference to the provisions of Article 2.1(5)(a) and Article 2.1(6)(a) herein.

2.10	Upon Completion of the Capital Increase, no party may terminate the Agreement, the Capital Increase Agreement or the Restated Articles of Association for the reason that any Condition Precedent has not been fulfilled.

3.	The Company’s Further Restructuring and Subsequent Equity Transfer

3.1	The Existing Shareholders and the Company agree that certain integration shall be carried out for the Company’s existing media assets and advertising-related assets (including tangible and intangible assets), businesses (including but not limited to all the business contracts and customer resources) and personnel and other resources according to the plan determined by the Investor, so that the Company’s business can be developed and expanded in a faster and more effective way.

3.2	The Investor plans to, by integrating part of its assets, make a listing of itself or its affiliate at the qualified securities exchange outside of China in 2008 and before or after the listing, the Investor may choose to purchase all the Company’s remaining equity interest (“Subsequent Equity Transfer”). Therefore, upon Completion of the Capital Increase, at the request of the Investor and according to the provisions hereof and the particular plan confirmed by the Investor, the Existing Shareholders shall immediately further restructure the Company so as to achieve the Subsequent Equity Transfer. The restructuring plan currently concluded by the parties hereto is as follows: the Existing Shareholders shall establish a new overseas holding company (“New SPV”), and a new domestic wholly-foreign-owned enterprise (“New WFOE”) established by the New SPV shall control, by agreement, the Company, and then the Investor’s company to be listed (“To-Be-Listed Company”) shall acquire 100% equity interest of New SPV by issuing to the Existing Shareholders the shares in the quantity as specified herein. On the premise of maintaining the economic benefits agreed by the parties hereto, the above plan may be adjusted by the Investor according to the prevailing applicable laws, the strategic demand of the Investor and/or listing plan so as to ensure the restructuring in a most legal and effective way, for which the parties hereto shall sign a written agreement to confirm the restructuring frame.

3.3	Notwithstanding the above provisions, where it is deemed necessary by the Investor, the Investor may determine, at its discretion, to purchase, by itself or through its Related Parties or other third parties, the 89.29% equity interest in the Company from the Existing Shareholders in cash or other consideration. The purchase price shall be calculated by reference to the market value corresponding to the stock specified in Article 3.6(3) below, and the schedule for such payment shall be by reference to the provisions of Article 3.6 below. In the event that the To-Be-Listed Company fails to achieve the overseas listing before the end of 2008, the Company may seek for listing or refinancing through other approaches. Under such circumstance, the Investor shall have the right to (by itself or through its affiliate) to take precedence in providing refinancing and participating in the formulation and implementation of the listing plan. However, in case of waiving such priority, the Investor shall positively cooperate with the Company in seeking for listing or refinancing through other approaches.

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3.4	In the event the To-Be-Listed Company is listed at the overseas within 2008 (“Listed Company”), the Investor shall have the right to buy, through the Listed Company issuing ordinary shares to the Existing Shareholders, the Existing Shareholders’ 100% equity interest in New SPV and 89.29% equity interest in the Company. The Existing Shareholders shall cooperate, as per requirement of the Investor, in completing the above transaction so that the To-Be-Listed Company may achieve the overseas listing as soon as possible in a way complying with the applicable laws of China and listing rules.

3.5	The shares to be issued by the Listed Company to the Existing Shareholders (“Offered Shares”) as specified Articles 3.3 and 3.4 shall be calculated as follows: the Company’s forecasted net profit after tax for 2009 as confirmed by the Investor × the To-Be-Listed Company’s P/E × 79% × 89.29% / market price of the Listed Company’s stock (the Listed Company’s P/E shall be the data presented by Bloomberg).

3.6	The parties hereto agree that except for the circulation as per the following plan, no shares of the Listed Company held by the Existing Shareholders shall be listed for circulation:
(1)	The maximum of the total number of shares allowed for immediate circulation as from the date on which the annual net profit after tax for 2007 is determined shall be:

The Company’s net profit after tax for 2007 × the Listed Company’s P/E × 79% × 89.29% / market price of the Listed Company’s stock

(2)	The maximum of the total number of shares accumulatively allowed for circulation as from the date on which the annual net profit after tax for 2008 is determined shall be:

The Company’s net profit after tax for 2008 x the Listed Company’s P/E × 79% × 89.29% / market price of the Listed Company’s stock × 50%

(3)	The maximum of the total number of shares accumulatively allowed for circulation as from the date on which the annual net profit after tax for 2009 is determined:

The Company’s net profit after tax for 2009 × the Listed Company’s P/E × 79% × 89.29% / market price of the Listed Company’s stock

The Company’s net profits after tax for the years specified in the above shall be the profits as audited by the auditor of the Listed Company according to the accounting standards adopted by the Listed Company.
3.7	In the event that the total number of shares accumulatively allowed for circulation as calculated according to the actual net profit after tax for 2009 is more than the number of the Offered Shares, the Listed Company shall issue additional shares to make up such difference. In the event that the total number of shares accumulatively allowed for circulation as calculated according to the actual net profit after tax for 2009 is less than the number of the Offered Shares, the surplus shall be returned to the Listed Company without consideration.

3.8	If it is necessary to adjust the Company’s shareholding as specified in Article 2.3 prior to the overseas listing specified herein, the proportion of 89.29% cited in Article 3 hereof shall be adjusted according to Article 2.3.

4.	Non-competition Commitment

Prior to Completion of the Capital Increase, the Existing Shareholders and the Senior Management Personnel shall sign with the Company the Confidentiality Agreement in the form of the non-competition agreement shown in Appendix IV, promising not to undertake any business in direct or indirect competition with the Company’s business or directly or indirectly solicitate the Company’s employees, suppliers, customers, etc.

5.	Intellectual Properties

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Prior to Completion of the Capital Increase, the Company’s Existing Shareholders, Senior Management Personnel and employees shall unconditionally grant to the Company all the relevant intellectual properties required for its business operation and sign with the Company the Confidentiality Agreement for the Company’s technical and commercial secrets and other intellectual properties to the satisfaction of the Investor.

6.	Equity Transfer

Except for the transfer to the Investor according to the Agreement, the Existing Shareholders shall guarantee not to transfer or pledge or otherwise dispose of their equity interst in the Company to any third-party entity or person without obtaining the prior written consent from the Investor unless the Agreement is terminated.

7.	Board of Directors

7.1	Upon Completion of the Capital Increase, the Company’s Board of Directors shall be composed of five (5) members, of which one (1) shall be appointed and replaced by the Investor and four (4) shall be appointed and replaced by the Existing Shareholders.

7.2	In the event that the To-Be-Listed Company achieves the overseas listing in 2008 and the Investor has acquired the Existing Shareholders’ 100% equity interest in the Company, the composition of the Company’s Board of Directors shall be adjusted as follows: three (3) shall be appointed and replaced by the Investor and two (2) shall be appointed and replaced by the Existing Shareholders. Additionally, the Investor shall have the right to nominate the Company’s chief finance officer for appointment by the Board of Directors.

7.3	On the premise of meeting the requirements of Article 7.2 above, the composition of the Company’s Board of Directors in 2009 shall be adjusted as follows: four (4) shall be appointed and replaced by the Investor and one (1) shall be appointed and replaced by the Existing Shareholders.

8.	Use of Investment Proceeds

The Company and the Existing Shareholders undertake to the Investor that the total Capital Increase Amount received by the Company shall only be used for the Company’s further development, business expansion and other purposes as agreed by the Investor. Unless the prior written consent is obtained from the Investor, such amount shall not be used to acquire, merge with or otherwise invest in other enterprises.

9.	Representations and Warranties

9.1	The Existing Shareholders and the Company represent and warrant individually and jointly to the Investor as follows:
(1)	The Company is a limited liability incorporated and existing in accordance with the law of China;

(2)	To sign and perform the Agreement with its corporate power and business scope, the Company has obtained the necessary corporate authorization and such sign-off and performance of the Agreement shall neither result in violating any provision of the Company’s Articles of Association or any other constitutive documents, nor result in violating any agreement, permit or other legal documents, or grating to a third party the right to terminate any agreement, permit or other legal documents, nor result in violating any judgment or directive issued or made by any court or governmental authority;

(3)	All the information contained herein in connection with the Company and the Existing Shareholders and the documents provided to the Investor in negotiation on the Agreement is, in all respects, true, complete and accurate and without any misleading content; and

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(4)	Once becoming effective, the Agreement shall constitute a lawful, valid, binding and enforceable legal document for the Company and the Existing Shareholders.
9.2	The Investor represents and warrants to the Existing Shareholders and the Company as follows:
(1)	The Investor is a limited liability incorporated and existing in accordance with the law of China;

(2)	To sign and perform the Agreement with its corporate power and business scope, the Investor has obtained the necessary corporate authorization and such sign-off and performance of the Agreement shall neither result in violating any provision of the its Articles of Association or any other constitutive documents, nor result in violating any agreement, permit or other legal documents, or grating to a third party the right to terminate any agreement, permit or other legal documents, nor result in violating any judgment or directive issued or made by any court or governmental authority;

(3)	As far as the Investor knows, it is lawfully qualified for reinvestment to others under the law of China.

(4)	Once becoming effective, the Agreement shall constitute a lawful, valid, binding and enforceable legal document for the Investor.
9.3	The parties hereto agree that on the premise of not affecting the other rights of the parties hereto under the Agreement, if any of the representations and warranties made by any party according to the Agreement is proven to be misleading or untrue, the party shall compensate the other parties hereto for any possible loss, damages, expenses, expenditure, liability or claim (including any loss, damages, expenses, expenditure, debt or claim incurred in defending or settling any claim of such liability), including but not limited to any loss arising from the equity interest held by it in the Company, and hold the other parties hereto from being harmed.

10.	Provision of Information Materials

From the date of the Agreement to the Completion of the Capital Increase, the Existing Shareholders and the Company shall procure the Company to permit the Investor and any of its authorized persons to enter any domicile or office arena of the Company as may be reasonably required by the Investor and have access to any account book, record, account, license and certificate and other documents as may be reasonably required, and allow the Investor to copy such account book, record, account, license and certificate and other documents, and procure the Company to notify its directors and employees to timely provide the above persons with all the information materials and explanations as may be required by them.

11.	Confidentiality

11.1	Without the prior written consent from the parties hereto, no party may make any public announcement regarding the Agreement, any other or subsequent documents signed for the investment specified herein, or the restructuring and listing of the Company.

11.2	Unless otherwise specified in Article 11.3, the parties hereto shall deem any information relating to the following content, received or obtained in concluding the Agreement (or any agreement concluded according to the Agreement) as confidential information, which shall not be disclosed or used:
(1)	The terms of the Agreement and terms of any agreement concluded according to the Agreement;

(2)	Negotiation relating to the Agreement (and such other agreements); or

(3)	The business, financial condition or other affairs (including the future plans and objectives) of any of the other parties.

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11.3	Under the following circumstances, Articles 11.1 and 11.2 shall not be applied to the disclosure or use of any of the following information:
(1)	Information that shall be disclosed or used as required by the laws, rules or regulations of any regulatory authority or any public securities exchange;

(2)	Information that shall be disclosed or used as required for granting all the interests of the Agreement to one party;

(3)	Information that shall be disclosed or used for the purpose of any judicial proceedings as a result of or in connection with the Agreement or any other agreement concluded according to the Agreement, or information concerning any taxation matter of the disclosing party and reasonably required to be disclosed to the taxation authorities;

(4)	Information to be disclosed to the professional advisors of the parties hereto, provided that such professional advisors shall abide by the provisions of Article 11.2 regarding such information as if they were a party to the Agreement;

(5)	Information already in the range of public knowledge other than as a result of breach of the Agreement; or

(6)	Information to be disclosed or used with prior written approval of other parties hereto.
11.4	Article 11 hereof shall survive the termination of the Agreement.

12.	Assignment

Without the prior written consent from the other parties hereto, no party shall have the right to assign the rights, interests or obligations specified herein. However, the Investor shall have the right to assign its rights, interests or obligations under the Agreement to its Related Parties. After the Agreement is signed and before the Capital Increase is completed, the Existing Shareholders shall not negotiate or sign, and shall procure the Company not to negotiate or sign, any binding document with any third party on such matters as the Company’s Capital Increase or similar equity cooperation.

13.	Governing Law and Dispute Settlement

13.1	Governing Law The Agreement shall be governed by and interpreted in accordance with the law of China.

13.2	Arbitration
(1)	The parties hereto shall endeavour to settle, through amiable negotiation, any dispute arising from or relating to the Agreement. Where such settlement fails within sixty (60) days after any party issues a notice to the other parties hereto, such dispute (including the dispute on the validity or existence of the Agreement) shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration according to its prevailing arbitration rules.

(2)	The arbitration award shall be final and binding upon all the parties hereto, and may be enforced in accordance with the provisions of the relevant terms.

(3)	The arbitration fees shall be borne by the losing party, unless otherwise specified by the arbitration award. Where it is necessary for one party to execute such award by any type of litigation, the defaulting party shall pay all the reasonable expenses and expenditures, including but not limited to the reasonable lawyer’s fees, and any additional litigation or execution fees arising from the application of one party to execute the arbitration award.

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(4)	During the period of dispute settlement, except for the matter in dispute, the parties hereto shall continue to fully perform the Agreement.
14.	Notice

14.1	All notices shall be written in Chinese and delivered by hand, by registered mail or by fax to the following addresses or fax numbers (as the case may be):

Redgate Interactive Advertising (Beijing) Co., Ltd.

Address: Rm. B-1807-B, Jianwai SOHO No. 23 Building (South Tower), No. 39 East 3rd Ring Road Central, Chaoyang District, Beijing

Attention: Ying Zhu

Tel: 010-58692980

Fax: 010-58692960

Baohe Meng

Address: Rm. 2309, No.1 Dapu Road, Luwan District, Shanghai

Tel: 021-53960860/0177-108/109

Fax: 021-53960056-114

Chunhong Xu

Address: Rm. 603, Shenfeng Building, No. 438 Tianyueqiao Road, Xuhui District, Shanghai

Tel: 021-54259865-216

Fax: 021-54259865-212

Ting Wang

Address: Rm. 502, Building 41, Dahuaqingshuiwan, No. 1055 Lane, Kaixuan Road North, Shanghai

Tel: 021-53960860/0177-128/129

Fax: 021-53960056-114

Zhihong Zhang

Address: Rm. 3504, Building 1, No. 108 Lane, Shangcheng Road, Pudong, Shanghai

Tel: 65-62259200

Fax: 65-62259500

Shanghai FLOG Media Culture Co., Ltd.

Address: Rm. 2309, No. 1 Dapu Road, Luwan District, Shanghai

Attention: Baohe Meng

Tel: 021-53960860

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Fax: 021-53960056

14.2	Any notice, correspondence or document made or sent under Article 14 hereof:
(1)	In case of delivery by hand and receipt of the acknowledge slip, where it is delivered not later than 17:00 on a Business Day at the place of delivery, it shall be deemed as served with the evidence of written receipt upon delivery to the relevant address; or where it is delivered after 17:00 on a Business Day at the place of delivery or at any time not on a Business Day at the place of delivery, it shall be deemed as served at 09:00 on the next Business Day at the place of delivery; or

(2)	In case of any domestic mail in China sent by prepaid speed post, it shall be deemed as served five (5) Business Days after the date of mailing; or

(3)	In case of mailing from or to any place outside of China, where it is sent by prepaid international courier service, it shall be deemed as served ten (10) Business Days after the date of mailing; or

(4)	In case of sending out by fax, it shall be deemed as served upon sending, with the sending report confirming the successfully sending and oral acknowledgement (the sender shall record in writing and sign the same) as evidence, but in the event that any notice sent by fax is sent after 17:00 on a Business Day at the place of the receiver or at any time not on a Business Day at such place, it shall be deemed as served at 09:00 of the next Business Day at the place of the receiver.
14.3	During the Agreement, upon notifying in writing the other parties hereto, any one party shall have the right to change, at any time, its address, fax number and other relevant information for receiving notices.
15.	Expenses

The Company shall be responsible to pay all its auditing fees, legal fees and other expenses in connection with the Agreement. The legal fees and other reasonable expenses of the Investor arsing from negotiation, preparation and performance of the Agreement shall be borne by the Company according to the proportion of such expenses in the sum of the expenses incurred by the Company and the Investor for the aforementioned matters (but the maximum amount shall not exceed US Dollars twenty thousand (USD 20,000)) any amount beyond such proportion shall be borne by the Investor.

16.	Entire Agreement

The Agreement and all the agreements and/or documents mentioned or specified as inclusive herein shall constitute the entire agreement among the parties hereto regarding the subject matter of the Agreement. Where the Agreement is inconsistent with any oral and written agreement, contract, understanding or correspondence (including but not limited to the Restated Articles of Association and Capital Increase Agreement) concluded by and among the parties hereto regarding the subject matter of the Agreement prior to the date of signing the Agreement, the Agreement shall prevail. The Main Terms of Framework Agreement for Redgate Media AD Co., Ltd. to Invest in Shanghai FLOG Media Culture Co., Ltd. signed by and between the Investor and the Company on August 9, 2007 shall become automatically invalid on the date of the Agreement and be superseded by the Agreement. For the avoidance of doubt, the Agreement shall not supersede the Capital Increase Agreement and the Restated Articles of Association.

17.	Severability

If any provision of the Agreement is held invalid or unenforceable, the invalid part may not be performed and shall be deemed as excluded from the Agreement; however, such invalidity or unenforceability shall not invalidate the remaining provisions hereof (unless mandatory as otherwise provided by law). The Parties shall do their reasonable utmost to supersede such

12

invalid provision with an effective and enforceable one, and the validity of the superseding provision shall have the same effect as the originally intended effect of such invalid provision as far as possible.

18.	Waiver

18.1	The failure or delay of any party to exercise any right or remedy hereunder or acquired according to the Agreement as provided by law shall not damage such right or remedy, or constitute or be deemed as a waiver or alteration of such right or remedy, or be excluded from exercising such right or remedy at any time afterwards. Any single or partial exercise of such right or remedy shall not exclude any other or further exercise of such right or remedy or the exercise of other rights or remedies.

18.2	The rights and remedies of each party hereto acquired hereunder or according to the Agreement may be exercised in any circumstance as deemed appropriate by such party.

19.	Liability for Breach of Contract

19.1	The parties hereto shall strictly abide by the Agreement. In case of any breach of the Agreement, the breaching party shall be liable for the losses of the performing parties due to the breaching party’s breach of the Agreement.

19.2	The Company and the Existing Shareholders shall undertake joint and several liabilities for the Agreement and the Existing Shareholders shall not claim against the Company for the reason that the Investor requires them to undertake any liability hereunder. The Investor may determine, at its discretion, fully or partially reduce or exempt the liabilities to be undertaken by the Company and/or the Existing Shareholders for the Investor, but such reduction or exemption shall not affect or damage the right of the Investor to claim against the other parties hereto (no matter they shall undertake joint or several liabilities).

20.	Language

The Agreement is written in Chinese.
The Agreement is duly signed by the authorized representatives of the parties hereto in sextuplicate, of which the parties hereto shall hold one (1) copy each.

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Execution Page

Redgate Interactive Advertising (Beijing) Co., Ltd.
Signature:	/s/ Ying Zhu
	Name:	Ying Zhu
	Title:	Legal Representative

Baohe Meng
Signature:	/s/ Baohe Meng

Chunhong Xu
Signature:	/s/ Chunhong Xu

Ting Wang
Signature:	/s/ Ting Wang

Zhihong Zhang
Signature:	/s/ Zhihong Zhang

Shanghai FLOG Media Culture Co., Ltd. [company seal]
Signature:	/s/ Baohe Meng
	Name:	Baohe Meng
	Title:	Legal Representative

[Signature Page of Investment Framework Agreement]

Appendix I
Existing Shareholders
1. Baohe Meng, with the ID card number of 610427197508251319 and the residential address at Group One, Zaoffantou Village, Tandian Township, Binxian County, Shaanxi Province.
2. Chunhong Xu, with the ID card number of 320626750201202 and the residential address at 10 Huayuan Central Road, Huilong Town, Qidong City, Jiangsu Province.
3. Ting Wang, with the ID card number of 440106197308060323 and the residential address at #201, Bldg 17, Cardre Retirement Center, 243 Xiaobei Road, Yuexiu District, Guangzhou.
4. Zhihong Zhang, with the ID card number of 110108196610265727 and the residential address at #40, Bldg 12, Qingyun North Block, Shuangyushu, Haidian District, Beijing.
Appendix I

Appendix II
Form of Capital Increase Agreement
[See Exhibit 10.9.2]
Appendix II

Execution Version
Appendix III
Articles of Association

Articles of Association
Of
Shanghai FLOG Media Culture Co., Ltd.
Chapter I General Provisions
Article 1 Whereas, such natural persons as Banhe Meng, Chunhong Xu and Ting Wang jointly invested to establish a limited liability company, Shanghai FLOG Media Culture Co., Ltd. (hereinafter referred to as the “Company”) on January 16, 2007 and formulated relevant articles of association.
Whereas, Zhihong Zhang entered into a subscription agreement for capital increase in January 2007 with the Company, Banhe Meng, Chunhong Xu and Ting Wang, specifying that Zhang should subscribe for the increased amount of the registered capital of the Company. Based on the agreement the Articles of Association was amended on April 7, 2007.
     The Articles of Association is hereby formulated in accordance with the Company Law of the People’s Republic of China and other pertinent laws and regulations, as well as the Capital Increase Agreement (hereinafter referred to as the “Capital Increase Agreement”) made on October 19, 2007 by and among Redgate Interactive Advertising (Beijing) Co., Ltd., Banhe Meng, Chunhong Xu, Ting Wang and Zhihong Zhang, and the agreement reached upon by the aforesaid parties with respect to amendment to the Articles of Association formulated on April 7, 2007.
Article 2 In case of any conflicts between the provisions of the Articles of Association and applicable Chinese laws and regulations, the latter shall prevail.
Chapter II Name and Domicile of the Company
Article 3 Name of the Company: Shanghai FLOG Media Culture Co., Ltd.
Article 4 Domicile of the Company: Rm. 115, No. 2126 Zhengnan, Donghai Village, Caojing Town, Jinshan District, Shanghai, China.
Chapter III Business Scope
Article 5 Business scope: planning and consultation about cultural and art activities, commercial consultation (with the exception of brokerage), design preparation, release of various advertisements as an agent, services for conference and exhibitions (those subject to administrative licensing shall be conducted with licenses).
Chapter IV Registered Capital and Basic Information of Shareholders
Article 6 Registered capital of the Company is RMB 765,035.

The Company shall hold a shareholders’ meeting in case of increase or reduction of the registered capital. The shareholders’ meeting shall make approval and resolutions according to Chapter VII hereof. In case of reduction of the registered capital, the Company shall notify its creditors within 10 days from the date of resolution and make announcement in the newspaper within 30 days thereafter. In case of adjustment of the registered capital, the Company shall complete the procedures for alteration registration with the registration authority.
Article 7 Name (title), the amount of subscribed or paid-up capital contribution and the payment method of each shareholder shall be as follows:

	Capital Contribution
Shareholder’ Name or Title	Amount (RMB)	Payment Method
Baohe Meng	372,700	in currency
Chunhong Xu	93,200	in currency
Ting Wang	34,100	in currency
Zhihong Zhang	183,100	in currency
Redgate Interactive Advertising (Beijing) Co., Ltd. (“Redgate”)	81,935	in currency

Total	765,035

Article 8 The Company shall, after receiving the registered capital contributed by a shareholder, issue the capital contribution certificate to the shareholder.
Article 9 When the Company increases the registered capital, Redgate shall have the preemption right to subscribe for all or part of the capital increase amount under identical conditions. Where Redgate exercises the aforesaid preemption right or fails to exercise such right, other shareholders may have the priority in subscribing for the remaining capital increase amount according to their respective equity proportions in the Company.
The shareholders shall be liable to the Company to the extent of their respective subscribed capital contributions, and the Company shall be liable for its debts to the extent of all its assets.
Chapter V Shareholders’ Rights and Obligations
Article 10 The shareholders shall have the following rights according to the Articles of Association:
1)	to attend the Shareholders’ Meetings and exercise the voting rights in proportion to capital contributions;

2)	to know about the operation position and financial situation of the Company;

3)	to elect and be elected as directors or supervisors;

4)	to obtain bonus in accordance with laws, regulations and the Articles of Association;

5)	to have the preemption right to purchase the capital contributions to be transferred by other shareholders;

6)	to be distributed the Company’s remaining properties in accordance with the law after the termination of the Company; and

7)	to exercise other rights as stipulated in laws, regulations and the Articles of Association.
Article 11 The shareholders shall assume the following obligations according to the Articles of Association:
1)	to abide by the Articles of Association;

2)	to pay the capital contributions subscribed for on schedule;

3)	to assume the Company’s debts in proportion to the subscribed capital contributions;

4)	not to withdraw the investment after the Company completes the procedures for registration; and

5)	to perform other obligations as stipulated in laws, regulations and the Articles of Association.
Chapter VI Equity Transfer
Article 12 A shareholder may transfer all or part of its equity interest to the other shareholders. The shareholder who intends to transfer the equity interest shall issue a written notice to the other shareholders concerning its transfer intention and obtain the consents of more than half of the other shareholders (Redgate’s consent must be obtained). Any of the other shareholders who cannot make a response within thirty (30) days after receiving the written notice shall be deemed as having agreed to the transfer. Where more than half of the other shareholders disagree on the transfer, the disagreeing shareholders shall, together with the shareholders who intend to take over such equity interest to be transferred, purchase such equity interest at the same price and under identical conditions in proportion to their respective equity interest. Otherwise, the disagreeing shareholders shall be deemed as having agreed to the transfer.
Article 13 Redgate shall have the right to require at any time the other shareholders to purchase all its equity interest in the Company after four (4) years from the day when the Company obtains the new business license according to the Articles of Association, provided that Redgate shall issue a written notice to the other shareholders sixty (60) days in advance. The written notice shall indicate Redgate’s request, transfer price and relevant procedures. Transfer price shall not be less than the following sum: 1) the total amount of capital increase amount as specified in the Capital Increase Agreement, plus 2) whichever is higher: (X) all undistributed profits in respect of such equity interest; or (Y) investment incomes (after deduction of the profits which have been distributed before) calculated at a compound interest of 8% from the day when the Company obtains the new business license according to the Articles of Association to the year when the equity interest is to be transferred.

Article 14 Where a shareholder intends to transfer all or part of its equity interest to a person other than the shareholders, he shall issue a written notice to the other shareholders concerning its transfer intention and obtain the consents of more than half of the other shareholders (Redgate’s consent must be obtained). Any of the other shareholders who cannot make a response within thirty (30) days after receiving the written notice shall be deemed as having agreed to the transfer. Where more than half of the other shareholders disagree on the transfer, the disagreeing shareholders shall purchase such equity interest; otherwise, the disagreeing shareholders shall be deemed as having agreed to the transfer.
The other shareholders shall have the preemption right over the equity interest to be transferred with the consents of the shareholders. Where more than two shareholders claim to exercise the preemption right, the purchase percentage shall be fixed through negotiation; where negotiation fails, the preemption right may be exercises in proportion to the capital contributions at the time of transfer. Notwithstanding the aforesaid provisions, Redgate shall have the preemption right superior to the other shareholders under identical conditions.
Article 15 Notwithstanding the provisions of Article 14, if a third person intends to purchase the equity interest of any shareholder, Redgate shall have the priority in selling its equity interest under identical conditions, not exceeding than 55% of the equity interest to be taken over by such third person; and the remaining 45% may be realized by means of sale by the other shareholders in proportion to their equity interests. Where Redgate fails to exercise such priority or exercises part of the priority, the other shareholders shall have the right to sell their respective equity interests in proportion to realize the remaining equity transfer.
Article 16 After a shareholder transfers its equity interest in accordance with the laws, the Company shall record the name and domicile of and the amount of the capital contributions taken over by each transferee in the register of shareholders; in addition, the Company shall cancel the existing capital contribution certificate and issue a new capital contribution certificate which reflects new equity interest to each transferee.
Article 17 Without the prior written consent of the other shareholders, no shareholder other than Redgate may mortgage or pledge all or part of its equity interest in the Company, or otherwise make any third person enjoy the rights in connection with such equity interest.
Chapter VII Shareholders’ Meeting
Article 18 The Shareholders’ Meeting shall comprise all shareholders. The Shareholders’ Meeting is the top organ of the Company, and shall exercise the following functions and powers:
1)	to decide on the business policies and investment plans of the Company;

2)	to elect and replace directors and supervisors, and to decide on their remunerations and welfares;

3)	to examine and approve the reports of the board of directors;

4)	to examine and approve the reports of the board of supervisors;

5)	to examine and approve the annual financial budget plan and the final accounts plan of the Company;

6)	to examine and approve the Company’s plans for profit distribution and plans for making up losses;

7)	to examine and approve the Company’s annual financial statements;

8)	to adopt resolutions on the increase or reduction of the Company’s registered capital, or to grant any right or option to purchase or otherwise acquire any of the Company’s equity interest;

9)	to adopt resolutions on the issuance of the Company bonds;

10)	to adopt resolutions on such matters as merger, division, transformation, dissolution and liquidation of the Company;

11)	to change the Company’s legal representatives;

12)	to adopt resolutions on guarantee provided by the Company for any of its shareholders or actual controllers;

13)	to amend the Articles of Association;

14)	to examine and approve the execution of any contract or arrangement between the Company and any shareholder or director, or any person who is related to shareholders or directors, or the execution of any contract or arrangement in which such shareholder or director is directly or indirectly interested; and

15)	to exercise other functions and powers as provided for in laws and regulations.
Article 19 The shareholders shall exercise voting rights in proportion to capital contributions at the Shareholders’ Meetings.
Article 20 Shareholders’ Meeting is divided into regular meeting and interim meeting.
A notice of a Shareholders’ Meeting shall be served on all shareholders fifteen (15) days in advance.
Regular meeting shall be held once every year. An interim meeting shall be held upon proposals made by the shareholders representing one-tenth or more of the voting rights, any director or supervisor.

Article 21 The Shareholders’ Meetings shall be convened by the board of directors and presided over by the chairman. Where the chairman cannot or fail to perform his duty, the meeting shall be presided over by the vice-chairman; where the vice-chairman cannot or fail to perform his duty, the meeting shall be presided over by a director elected by more than half of all the directors (including the director appointed by Redgate). Where the board of directors cannot or fails to convene a Shareholders’ Meeting, the meeting shall be convened and presided over by the supervisor; where the supervisor cannot or fails to convene a Shareholders’ Meeting, the meeting shall be convened and presided over by the shareholders representing one-tenth or more of the voting rights.
Article 22 The Shareholders’ Meeting shall adopt resolutions on the issues discussed at it according to the voting procedures as stipulated in the Company Law of the People’s Republic of China. Except for those issues to be approved by the shareholders representing two-thirds or more of the voting rights in accordance with the Company Law of the People’s Republic of China, adoption of a resolution shall require affirmative votes by the shareholders representing more than half of the voting rights. The Shareholders’ Meeting shall keep minutes of their decisions on matters discussed at it; the shareholders present at the meeting shall sign the minutes.
Article 23 The shareholders shall have the right to look up and copy the Articles of Association, the minutes of the Shareholders’ Meeting, the resolutions of the meeting of the board of directors/supervisors, financial and accounting reports and accounting books. Where a shareholder requires to look up the Company’s accounting books or other materials, the Company shall provide cooperation. Where any shareholder has reasonable doubts about such materials provided by the Company, the Company shall give necessary and sufficient explanations.
Chapter VIII Board of Directors
Article 24 The Company has the board of directors, which shall comprise five (5) directors, one (1) of whom shall be appointed by Redgate and four (4) by the other shareholders. The term of office of each director shall be three (3) years. Directors may, if re-elected, serve consecutive terms.
The board of directors shall have one (1) chairman, who shall be a director appointed by Baohe Meng, and one (1) vice-chairman, who shall be a director appointed by Redgate. Either party has the right to change, with a notice to other shareholders, the appointee prior to the expiration of the term of office.
Article 25 The board of directors shall be responsible to the Shareholders’ Meeting and exercise the following functions and powers:
1)	to convene the Shareholders’ Meeting and to report on its work to the Shareholders’ Meeting;

2)	to implement the resolutions of the Shareholders’ Meeting;

3)	to decide on the business plans and the investment plans of the Company;

4)	to formulate the annual financial budget plan and the final accounts plan of the Company;

5)	to formulate plans for profit distribution and plans for making up losses of the Company, and to declare or pay bonus;

6)	to formulate plans for the increase or reduction of the registered capital of the Company and for the issuance of Company bonds;

7)	to formulate plans for the merger, division, transformation and dissolution of the Company;

8)	to establish or invest in subsidiaries, or to divide or sell any subsidiaries;

9)	to establish branches and other affiliates;

10)	to decide on the establishment of the internal management organ of the Company;

11)	to decide on the appointment or dismissal of the Company’s general manager and decide on his remuneration; and to, according to the recommendation of the general manager, decide on the appointment or dismissal of the deputy general manager, chief financial officer and other senior officers and decide on their remunerations; to decide on modification, termination or waiver of any of the provisions of the employment contract and the non-competition agreement between the Company and the aforesaid persons;

12)	to formulate the basic management system of the Company;

13)	to formulate plans for performance stock, option or employee stock ownership plan, and other equity incentive plans;

14)	to examine and approve the Company’s investment, loan, guarantee and other financial activities with an amount exceeding RMB100,000, or the purchase of properties with an amount exceeding RMB100,000;

15)	to examine and approve any contract or arrangement with an amount exceeding RMB100,000, or any contract or arrangement that may have material effects upon the Company’s assets, debts, rights and operation results;

16)	to examine and approve any transaction or donation out of the budget of the Company, with an amount exceeding RMB100,000;

17)	to examine and approve any transaction between the Company and the related party of the shareholders, with an amount exceeding RMB100,000 (whether the amount of a single transaction or accumulative amount of a series of relevant transactions);

18)	to examine and approve any adjustment of accounting standard or policy, unless otherwise stipulated in pertinent laws and regulations;

19)	to examine and approve the sale, transfer, lease, assign or disposal of the Company’s assets with an amount exceeding RMB100,000 (whether the amount of a single transaction or accumulative amount of a series of relevant transactions), other than those occurring during ordinary business course;

20)	to examine and approve any lawsuit or compromise of a lawsuit with an amount of RMB100,000 or more;

21)	to appoint and dismiss auditors and lawyers;

22)	to approve the general manager, the deputy general manager and any other senior officer to serve concurrently as general manager or other senior officers in any other economic organization or company other than the Company’s subsidiary;

23)	to establish other companies or alliances, or acquire or merge other organizations; and

24)	to exercise other functions and powers as provided for in laws and regulations.
Meetings of the board of directors shall adopt resolutions on the issues discussed. Resolutions on issues as mentioned in Paragraphs 1 to 23 of this Article must be approved by more than half of all the directors (including the directors appointed by Redgate according to the Articles of Association), and resolutions on other issues may be approved by more than half of arbitrary directors.
Article 26 The meetings of the board of directors shall be convened and presided over by the chairman. Where the chairman cannot or fail to perform his duty, the meetings shall be presided over by the vice-chairman; where the vice-chairman cannot or fail to perform his duty, the meetings shall be presided over by a director elected by more than half of all the directors.
Article 27 The resolutions of the board of directors shall comply with the voting principle “one voting right for one director”.
Article 28 Four (4) directors (including the directors appointed by Redgate according to the Articles of Association) who attend the meetings of the board of directors in person or by proxy shall form a quorum.
Where the number of the directors who attend any meeting of the board of directors in person or by proxy is less than the quorum, no resolution may be adopted on any issue at such meeting.
Where any director cannot attend a meeting of the board of directors for a special reason, he may entrust his proxy with a written power of attorney to attend the meeting and participate in voting. The proxy shall enjoy the same rights and powers with the director who issues the power of attorney. A director who neither attends in person nor entrusts a proxy to attend a meeting of the board of directors shall be deemed as having waived the voting right at such meeting.
Any meeting of the board of directors may be held by means of conference telephone or other similar communication devices if all the directors present at the meeting can be heard and talk with each other, and all such directors shall be deemed as attending the meeting in person.
The board of directors may replace a meeting of the board of directors with written resolutions, provided that the resolutions shall be sent to all the directors and signed in approval by the required number of directors as mentioned in Article 25 hereof, in which case, the resolutions shall be deemed as having been adopted.
Article 29 The meeting of the board of directors shall be held once every two (2) months. The chairman shall convene and preside over the meeting of the board of directors. The chairman shall send a written notice (including e-mail and facsimile) to each director at least ten (10) working days in advance, indicating the date, time and place of the meeting as well as the topics to be discusses at the meeting. With respect to a meeting, the requirement for written notice may be waived with consents of all the directors.
Article 30 The chairman shall convene an interim meeting of the board of directors upon the proposal of one (1) or more directors.
Article 31 The board of directors shall keep complete and accurate minutes, which shall be signed by all the directors or the proxies present at the meeting of the board of directors and served on each shareholder in time and filed by the Company after the meeting of the board of directors.
Chapter IX Supervisors
Article 32 The Company has no board of supervisors, but has two (2) supervisors, who shall be recommended respectively by Redgate and the other shareholders and elected by the Shareholders’ Meeting. The term of office of a supervisor shall be three (3) years. A supervisor may, if re-elected upon expiration of the term of office, serve consecutive terms.
Article 33 Supervisors shall exercise the following functions and powers:
1)	to examine the financial affairs of the Company;

2)	to supervise the acts of the directors and senior officers during the performance of their duties, and to propose the dismissal of the directors and senior officers who violate laws, administrative regulations, the Articles of Association or the resolutions of the Shareholders’ Meeting;

3)	to demand the directors and senior officers to make corrections if any of their acts is found to have damaged the Company’s interests;
4)	to propose for an interim Shareholders’ Meeting, and to convene and preside over the Shareholders’ Meetings where the board of directors fails to perform such duties hereunder;

5)	to put forward proposals to the Shareholders’ Meeting;

6)	to bring lawsuits against the directors and senior officers in accordance with Article 152 of the Company Law of the People’s Republic of China;

7)	to exercise other functions and powers as provided for in laws and regulations.
Chapter X Operation Management
Article 34 The Company shall have the management organ, of which the management personnel comprise senior officers of the Company. Senior officers refer to general manager, deputy general manager, chief financial officer, sales director and any other person suitable for specific positions as appointed from time to time by the board of directors according to Article 25 hereof. Appointment, dismissal and salary of each senior officer shall be subject to the decision of the board of directors. The day-to-day operation affairs of the Company shall be in the full charge of the general manager. The deputy general manager and other senior officers shall directly report on their work to the general manager. The general manager shall report on his work to the board of directors. Where the general manager is absent or the board of directors requires otherwise, the deputy general manager may exercise his powers on behalf of the general manager to handle the operation affairs of the Company.
Article 35 The term of office of each senior officer shall be three (3) years, unless any senior officer is dismissed in advance according to the employment agreement between the board of directors and/or the Company and such senior officer. Senior officers may, if reappointed by the board of directors, serve consecutive terms.
Article 36 The Company has the general manager, who shall be appointed or dismissed by the board of directors. The general manager shall be responsible to the board of directors and exercise the following functions and powers:
1)	to take charge of the production, operation and management of the Company and to organize the implementation of the resolutions of the board of directors;

2)	to organize the implementation of the annual business plans and investment plans of the Company;

3)	to draw up plans on the establishment of the internal management organs of the Company;

4)	to draw up the basic management system of the Company;

5)	to formulate specific rules and regulations of the Company;

6)	to propose the appointment or dismissal of the deputy manager and of persons in charge of the financial affairs of the Company;

7)	to appoint or dismiss management personnel other than those to be appointed or dismissed by the board of directors; and

8)	to exercise other functions and powers granted by the board of directors.
The general manager may attend the meetings of the board of directors as a non-voting participant, if invited by the chairman.
Article 37 The Company shall conduct operation activities according to the quarterly and annual budgets approved by the board of directors. The general manager shall, in conjunction with the chief financial officer of the Company, submit relevant budget plans of the following fiscal quarter or year to the board of directors as soon as possible, but in any case, within thirty (30) days prior to the beginning of each fiscal quarter or year.
Article 38 The Company shall conduct operation activities according to the quarterly and annual business development plans approved by the board of directors. The general manager shall submit relevant business development plans of the following fiscal quarter or year to the board of directors as soon as possible, but in any case, within thirty (30) days prior to the beginning of each fiscal quarter or year. Such plans shall be prepared and submitted in compliance with the following standards:
1)	The plans shall describe in detail the business development and operation planning of the following fiscal quarter or year, including detailed development and operation plans, procedures and feasibility analysis;

2)	Relevant plans shall be prepared on the basis of sufficient communication with other senior officers, and state the estimated financial results of the Company’s operation activities (including income statement and balance sheet) on the basis of negotiation with the person in charge of financial affairs; and

3)	Core and key materials on which the plans are formulated shall be provided at the time of plan submission, so that the members of the board of directors may understand sufficiently the background information in connection with the preparation of the plans.

Article 39 Unless specially permitted (including the consents of the directors appointed by Redgate) in the resolutions of the board of directors, any of the Company’s staff and workers, including senior officers, may not directly or indirectly participate in any commercial competitive activities against the Company; any of the Company’s staff and workers other than senior officers may not hold any post concurrently in any other economic organization. Senior officers shall devote their major time and energy to operating the Company (namely, to ensure that they will spend at most 10 hours every week in engaging in other activities other than their duties in the Company).
Chapter XI Legal Representative
Article 40 The chairman shall be the legal representative of the Company. The Shareholders’ Meeting has the right to replace him with the general manager as the Company’s legal representative, if necessary.
Article 41 The legal representative shall exercise his duties to the extent of authorization under the Articles of Association and by the board of directors:
1)	to convene and preside over the Shareholders’ Meetings and the meetings of the board of directors;

2)	to examine the implementation of the resolutions of the board of directors and to report on his work to the board of directors;

3)	to sign relevant documents on behalf of the Company.
Chapter XII Financial and Accounting System, Profit Distribution and Employment System
Article 42 The Company shall establish its financial and accounting system in accordance with laws, administrative regulations and the competent financial department under the State Council, and prepare the financial and accounting reports at the end of each fiscal year.
Article 43 Each shareholder shall procure the Company to provide the following information to Redgate in the forms acceptable to Redgate:
1)	to, within sixty (60) days after each fiscal year, submit the audited complete financial report and management personnel report; the former report shall be audited by an accountant registered in China, who is appointed by the shareholders through negotiation;

2)	to, within thirty (30) days after each fiscal year, submit the budget report of the following fiscal year;

3)	to, within fifteen (15) days after each quarter, submit the budget report of the following quarter;

4)	to, within forty-five (45) days after each quarter, submit the unaudited quarterly financial report and quarterly management personnel report;

5)	to, within fifteen (15) days after each month, submit the unaudited monthly financial report and monthly management personnel report; and

6)	the copies of all documents or information to be submitted by the Company to other shareholders than Redgate.
The financial reports as mentioned above shall be prepared in accordance with generally accepted accounting principle in China and prepared separately in accordance with US GAAP for submission to Redgate. All management personnel reports shall contain the financial data and the comparative results between budget targets in corresponding quarters or years.
Each shareholders shall procure the Company to provide, within ordinary business hours, Redgate with the following materials, financial or tax information and any other information required by Redgate reasonably: 1) any audit or other investigation conducted by any government authority, or preparation of any of the Company’s books and tax return; or 2) any matter in connection with any claim by any third person, administrative or legal procedures and investigation. Such records may not be destroyed or disposed in any other way until Redgate has a reasonable chance to review and copy them. In addition, Redgate shall be permitted to discuss with any of the Company’s directors, management personnel, employees, accountants, legal counselor and investment bankers about the business and operation situation of the Company and any of its affiliates.
Article 44 At the end of each fiscal year, if the Company gains profits and the Shareholders’ Meeting decides to distribute the profits, Redgate shall have the right to have the priority in obtaining the profits in the amount equivalent to RMB 2 million. If the profits distributed to Redgate in the previous year exceeds the amount distributable based on the proportion of capital contribution, the Company shall have the right to deduct the balance (the result may not be negative) from the profits to be distributed in the current year.
Article 45 The Company’s employment systems shall be subject to pertinent provisions of national laws, regulations and the State Council, as well as those of local labor authority.
Chapter XIII Dissolution Causes and Liquidation Methods
Article 46 The duration of the Company is ten (10) years, starting from the date on which the Business License is issued.
Article 47 The Company may be dissolved in case of any of the following circumstances:
1)	The duration of the Company as stipulated herein expires or other circumstances as stipulated herein occur, unless the Company exists continually via amendments to the Articles of Association;
2)	The Shareholders’ Meeting resolves dissolution;

3)	Dissolution becomes necessary as a result of merger or division of the Company;

4)	Dissolution becomes necessary as a result of sale, transfer, lease or exclusive license of the Company, or disposal of all or major part of the Company’s assets or incomes;

5)	The Company’s Business License is revoked, the Company is ordered to close down or its registration is cancelled;

6)	The competent People’s Court rules for dissolution in accordance with the laws; or

7)	Other dissolution circumstances as provided for in laws and administrative regulations occur.
Article 48 Where the Company is dissolved under the circumstances as mentioned in Articles 47.1, 47.2, 47.5 and 47.6 above, a liquidation team shall be formed in accordance with the Company Law of the People’s Republic of China to conduct liquidation upon the Company. Upon completion of the liquidation, the liquidation team shall prepare a liquidation report, report it to the Shareholders’ Meeting for confirmation, submit it to the Company registration authority to apply for canceling the registration and then publicly announce the termination of the Company. In the case of liquidation, after the Company’s properties are used to pay liquidation fee, salaries, social insurance premium and legal compensations to the staff and workers and outstanding taxes, and repay the Company’s debts in accordance with the Company Law of the People’s Republic of China, Redgate shall have the priority in obtaining the amount equal to the sum of 1) total amount of capital increase amount as specified in the Capital Increase Agreement, plus 2) whichever is higher: (X) all declared but undistributed profits incurred from the equity interest held by Redgate; or (Y) interests (deducting the profits which have been distributed before) calculated at a compound interest of 8% from the day when the capitals increased are paid up. In order to realize the aforesaid purpose, the other shareholders than Redgate warrant to transfer the benefit right from the corresponding liquidation earnings as mentioned in such items to Redgate, free of charge. In such case, the Company shall pay the liquidation earnings distributable to Redgate in full amount (if the remaining assets are sufficient). The remaining properties after completing such distribution, if any, shall be distributed to the shareholders in proportion to their capital contributions.
Notwithstanding the aforesaid provisions, Redgate has the right to waive (whether prior to or subsequent to distribution) the priority right to obtain the liquidation earnings if the incomes received by Redgate after liquidation reach or exceed twice (2) of the capital increase amount as mentioned in the Capital Increase Agreement.

Article 49 Where the Company is declared bankrupt according to law, bankruptcy liquidation shall be conducted in accordance with the laws on enterprise bankruptcy.
Chapter XII Supplemental Provisions
Article 50 Registered items of the Company shall be subject to the verification and approval by the Company Registration Authority.
Article 51 The Articles of Association shall be made in four (4) copies, one of which shall be submitted to the Company Registration Authority for record filing.
     [Execution Page below]

[Execution Page] Signatures by All Shareholders: Baohe Meng
Signature:

Chunhong Xu
Signature:

Ting Wang
Signature:

Zhihong Zhang
Signature:

Redgate Interactive Advertising (Beijing) Co., Ltd. (seal)
Signature:
	Name:	Ying Zhu
	Title:	legal representative

Date: October 31, 2007
Appendix III

Appendix IV
Form of Non-competition Agreement
[See Exhibit 10.9.3]
Appendix IV